Exhibit 3.1

CALAMOS LONG/SHORT EQUITY & DYNAMIC INCOME TRUST

AMENDMENT NO. 1 TO THE FIFTH AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

The undersigned, being at least a majority of the Trustees of Calamos Long/Short Equity & Dynamic Income Trust (the “Trust”), hereby amend the Trust’s Fifth Amended and Restated Agreement and Declaration of Trust, dated January 12, 2021 (the “Declaration of Trust”), as follows:

1.	The Declaration of Trust is hereby amended by: (i) deleting Article IX, Section 13 thereof in its entirety; and (ii) re-numbering Article IX, Sections 14 and 15 thereof accordingly.

The foregoing amendment shall be effective as of the 14th day of May 2024.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Declaration of the Trust as of the 13th day of May 2024.

/s/ John P. Calamos, Sr.
John P. Calamos, Sr.

/s/ John E. Neal
John E. Neal

/s/ William R. Rybak
William R. Rybak

/s/ Lloyd A. Wennlund
Lloyd A. Wennlund

/s/ Virginia G. Breen
Virginia G. Breen

/s/ Karen L. Stuckey
Karen L. Stuckey

/s/ Christopher M. Toub
Christopher M. Toub